Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated 18 December 2009, in Amendment No. 4 to the Registration Statement (Form S-1) and related Prospectus of Oxford Resource Partners, LP for the registration of its common units representing limited partnership interests.
/s/ Ernst & Young LLP
Louisville, Kentucky
24 June 2010